Exhibit 4(i)



                            ALPINE LACE BRANDS, INC.
                                111 Dunnell Road
                          Maplewood, New Jersey, 07040




                                                    November 1, 1995



To:      SIM-GT Licensing Corp.
         16 East 40th Street
         New York, N.Y. 10016
         Attention: Karen C. Gross,
                    Vice President Legal
                    and Business Affairs

Gentlemen:

         In connection with the License Agreement (the "License Agreement") dated November 1, 1996 between Alpine Lace Brands, Inc. (the "Company") and SIM-GT Licensing Corp. ("SIM"), we are pleased to inform you that on September 20, 1995 the Board of Directors of the Company approved the granting to you of
(i) an option (the "Initial Grant") to purchase 5,000 shares (the "Initial Grant Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, at a price of $11-1/64 per Share and (ii) an option (the "Subsequent Grant," and together with the Initial Grant referred to collectively as the "Options") to purchase 5,000 shares (the "Subsequent Grant Shares" and, together with the Initial Grant Shares referred to collectively as the "Shares") of Common Stock at a price equal to the closing price of the Common Stock on the business day next preceding the date such Subsequent Grant becomes exercisable.

         The Initial Grant is currently exercisable. No part of the Subsequent Grant is currently exercisable. The Subsequent Grant may first be exercised with respect to 100% of the Subsequent Grant Shares upon the first shipment (the "First Shipment") of Licensed Articles (as defined in the License Agreement), provided, however, that if the First Shipment shall not have occurred by June 30, 1996, the Subsequent Grant shall become null and void. You must purchase a minimum of 1,000 Shares or more (but not fractional shares) each time you choose to purchase Shares, except to purchase the remaining Shares available to you.

         The Company may make such provisions as it may deem appropriate, consistent with applicable law, in connection with the Options granted herein with respect to the withholding of any taxes or any other tax matters.

         The Options, to the extent not previously exercised, will expire on November 1, 1997.

         In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Common Stock, the Board of Directors shall make an appropriate and equitable adjustment in the number and kind of Shares reserved for issuance under the Options and in the number and option price of Shares subject to the outstanding Options granted, to the end that after such event your proportionate interest shall be maintained as immediately before the occurrence of such event.

         The granting and exercise of the Options, and the obligation of the Company to sell and deliver Shares under the Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         All certificates for Shares delivered pursuant to the Options granted hereunder shall be subject to such stock transfer orders and other restrictions as the Board of Directors may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Board of Directors may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

         Unless at the time of the exercise of the Options a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to such Shares, any Shares purchased by you upon the exercise of the Options shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Options, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Options if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

         You understand and acknowledge that, under existing law, unless at the time of the exercise of the Options a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of this option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (iv) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (v) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the Shares to you. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

         No member of the Board of Directors, or any officer or employee of the Company acting on behalf of the Board, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Options granted hereunder, and all members of the Board and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

         The Options (or installment thereof) are to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash.

         Would you kindly evidence your acceptance of this option and your agreement to comply with the provisions hereof by executing this letter under the words "Agreed To and Accepted."


                                            Very truly yours,

                                            ALPINE LACE BRANDS, INC.


                                            By: /s/ Arthur Karmel VP--FINANCE
                                                -----------------------------

AGREED TO AND ACCEPTED:

SIM-GT LICENSING CORP.

By:      /s/ Stanley Cayre
         -----------------
         Stanley Cayre

                                    Exhibit A


Alpine Lace Brands, Inc.
111 Dunnell Road
Maplewood, New Jersey 07040

Gentlemen:

         Notice is hereby given of my election to purchase ______ shares of Common Stock, $.01 par value (the "Shares"), of Alpine Lace Brands, Inc. at a price of $____ per Share, pursuant to the provisions of the options granted to me on November 1, 1995. Enclosed in payment for the Shares is my check in the amount of $________.

         The following information is supplied for use in issuing and registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations                   ___________________

                  Name                                   ___________________

                  Address                                ___________________

                                                         ___________________

                                                         ___________________

                  Social Security Number                 ___________________


Dated:            _______________, 19__

                                                    Very truly yours,


                                                    --------------------------